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                            UNITED STATES                    OMB APPROVAL
                  SECURITIES AND EXCHANGE COMMISSION   -------------------------
                        Washington, D.C. 20549         OMB Number: 3235-0167
                                                       Expires: October 31, 2001
                                                       Expires average burden
                               FORM 15                 hours per response...1.50


           CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
           OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
               AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                     Commission File No. 000-26342

                     National City Credit Card Master Trust
                  (filed by National City Bank on its behalf)
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            (Exact name of registrant as specified in its charter)


                              1900 East 9th Street
                             Cleveland, Ohio 44114
                                 (216) 575-2000
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                     National City Credit Card Master Trust
         Class A Floating Rate Asset Backed Certificates, Series 1995-1 Class B Floating Rate Asset Backed Certificates, Series 1995-1
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           (Title of each class of securities covered by this Form)

                                      None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /X/        Rule 12h-3(b)(1)(i)      /X/
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(1)(ii)     / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 12h-3(b)(2)(ii)     / /
                                       Rule 15d-6               / /

        Approximate number of holders of record as of the certification or notice date: 0
             -

        Pursuant to the requirements of the Securities Exchange Act of 1934, (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   2-26-01                       By: Robert B. Crowl
        -----------------                 -------------------------------
                                          Robert B. Crowl
                                          Senior Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.